Exhibit 10.2

ALPHATEC EXECUTIVE SEVERANCE AGREEMENT

I.
INTRODUCTION

This Severance Agreement (the “Agreement”) is entered into as of [●] (the “Effective Date”), by and between Alphatec Spine, Inc. (“ATEC” or the “Company”), a subsidiary of Alphatec Holdings, Inc., (“AHI”) and [●] (“Executive”), to provide severance benefits to Executive in the event Executive’s employment is terminated involuntarily under certain circumstances. All benefit determinations under this Agreement and any interpretation of provisions in this Agreement will be made by the Company’s Chief Executive Officer (“CEO”), or his designee in his sole discretion. The Agreement is described in further detail below.

II.
ELIGIBILITY

In the event Executive’s employment is terminated involuntarily, Executive will be eligible for the severance benefits described in Section III of this Agreement, PROVIDED each of the following requirements is met:

A.
The termination of employment is involuntary.
B.
The termination of employment is not due to retirement, death or disability of Executive.
C.
The termination of employment is not for “Cause,” which, for purposes of this Agreement shall mean the following:
1.
Executive’s repeated failure to satisfactorily perform Executive’s job duties;
2.
Executive’s refusal or failure to follow the lawful directions of Executive’s direct supervisor, the CEO, or the Board of Directors, as applicable;
3.
Executive’s conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude; or
4.
Executive engaging in acts or omissions constituting gross negligence, recklessness or willful misconduct, with respect to Executive’s obligations relating to the business of the Company, its affiliates or customers.

Executive must be provided a period of at least thirty (30) days following receipt of written notice outlining with specificity all acts or omissions that the Company alleges give rise to a termination for Cause pursuant to Section II, C.1 or C.2 immediately above, during which period Executive will have an opportunity to cure any curable actions or omissions forming the basis for the termination for Cause. The CEO, will, in his sole discretion, apply the definitions of “Cause” herein to determine if a termination of employment is for “Cause.”

D. Executive is not a temporary employee or a new hire who has not yet started to work on a regular, full-time or part-time basis (as appropriate).

Exhibit 10.2

E. Executive is not covered under any other severance-type plan, policy, arrangement or agreement that provides severance payments and benefits more favorable in the aggregate than those provided herein. If any such plan, policy, arrangement or agreement exists, Executive will receive payments and benefits pursuant to that plan, policy, arrangement or agreement and shall not receive any of the severance payments and benefits described herein. In no case will Executive receive severance payments and benefits under any other such severance-type plan, policy, arrangement or agreement and this Agreement. Specifically, and for purposes of clarity, if Executive is party to a “Change in Control” Agreement with Company that also provides for severance benefits in the event of a “Change in Control” (as defined therein), Executive shall not receive benefits under this Agreement, but instead shall receive only the severance benefits provided under such “Change in Control” Agreement (i.e., there shall be no “double-dipping” and only the “Change in Control” Agreement shall apply in such an event).

F. Executive has not agreed in writing to waive severance benefits under this Agreement, or otherwise payable from the Company.

G. Executive (or in the event of Executive’s death or incapacity, Executive’s executor, representative or guardian, as applicable) signs and does not revoke a separation agreement and general release of all claims in such form as the Company may from time-to-time reasonably require (“Separation Agreement”).

H. Executive has returned all Company property and equipment that was assigned to, or taken general control of by, Executive during Executive’s tenure with the Company.

Executive must satisfy all of the requirements set forth above in order to receive severance benefits under this Agreement, in connection with the termination of Executive’s employment. Eligibility for severance benefits under this Agreement will be determined by the Company. The Company has full power and authority to interpret the provisions of this Agreement and render decisions on eligibility for benefits. If the Company determines that Executive satisfies all of the eligibility conditions described above, Executive will receive severance benefits calculated in accordance with Section III below. The severance benefits will be paid following Executive’s termination of employment in accordance with the terms set forth below and in the respective Separation Agreement.

III.
SEVERANCE BENEFITS

The following severance pay (the “Severance Pay”) and other benefits are payable under this Agreement, in the event that Executive’s employment is involuntarily terminated under the terms of this Agreement:

A.
Severance Pay. The Severance Pay consists of an amount equal to one times (1x) the higher of Executive’s annual target total cash compensation (base salary plus target bonus), or Executive’s average annual total cash compensation paid over the prior three calendar years.

Exhibit 10.2

1.
The Severance Pay shall be based upon Executive’s regular annual base salary in effect immediately before Executive’s employment termination, determined without regard to any fringe benefits, reimbursements or other irregular payments.
2.
Severance Pay will be paid in a single lump-sum, on or before the later of the thirtieth (30th) day following Executive’s termination of employment, or the effective date of the Separation Agreement described in Section II.G. above, PROVIDED THAT in order for Executive to receive any Severance Benefits under this Section III, the Separation Agreement must have an “effective date” (as defined therein) no later than the sixtieth (60th) day following Executive’s termination of employment.
B.
Benefits Continuation. Subject to Executive’s timely election of continuation coverage under the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay the premiums for Executive for a period of up to eighteen (18) months, based on the level of coverage in effect as of the date of Executive’s termination. Notwithstanding the foregoing, in the event that Executive becomes eligible to receive substantially similar (or improved) medical, dental or vision benefits from a subsequent employer (whether or not Executive accepts such benefits), the Company’s obligations under this Section III.B shall immediately cease. Executive will notify the Company of his eligibility for such benefits from a subsequent employer within thirty (30) days of such eligibility. If the Company’s making payments under this Section III.B would violate nondiscrimination rules or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 (“PPACA”) and related regulations and guidance promulgated thereunder, the parties agree to reform this Section III.B in such manner as is necessary to comply with tax laws and the PPACA, as applicable.
C.
Equity Awards. Any vested stock option awards held by Executive at the time of employment termination will remain exercisable by Executive for the greater of (i) 90 days following the effective date of Executive’s termination and (ii) the remaining term of such option award(s). All other Company equity awards held by Executive that remain unvested upon the effective date of Executive’s termination of employment will be forfeited.
IV.
OTHER PROVISIONS
A.
No Separate Fund. All severance benefits payable under this Agreement are payable from the Company’s general assets. There is no separate trust or fund established for the payment of severance benefits under this Agreement. All amounts payable hereunder shall be less all appropriate deductions, including federal, state and local withholding taxes.

Exhibit 10.2

B.
Section 409A.
1.
It is the intent of the parties that the payments and benefits provided hereunder are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and should be interpreted and construed in such a manner.
2.
For purposes of any payments under this Agreement that constitute deferred compensation, the terms “termination of employment,” “resignation,” “separation from service,” or correlative phrases or terms as used in this Agreement, have the same meaning as “separation from service” as defined in Section 409A.
3.
If a payment obligation under this Agreement arises on account of Executive’s separation from service while Executive is a “specified employee” (as defined under Section 409A and determined in good faith by the Company), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue with interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Executive’s estate following his death.
4.
Each payment and benefit payable under this Agreement, and each other benefit required to be aggregated with the payment and benefits under this Agreement pursuant to Section 409A, is hereby designated as a separate payment, as provided in Treasury Regulation section 1.409A-2(b)(2)(iii), and will not collectively be treated as a single payment.
C.
Amendment or Waiver. No provision of this Agreement may be amended, modified, waived or discharged unless Executive and the Company agree to such amendment, modification, waiver or discharge in writing.
D.
Entire Agreement. This Agreement represents the entire agreement between Executive and the Company with respect to the matters set forth herein and supersedes and replaces any prior agreements in their entirety. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein. No future agreement between Executive and the Company may supersede this Agreement, unless it is in writing and specifically makes reference to this Section IV.D.
E.
Executive’s Successors. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors,

Exhibit 10.2

administrators, successors, heirs, distributees, devisees and legatees. If Executive dies while any amounts are still payable hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designees, to Executive’s estate.
F.
Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
G.
Counterparts; Electronic Signatures. This Agreement may be executed (including via electronic signature) in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement is executed effective as of the date set forth above.

ALPHATEC SPINE, INC.

By:

Craig E. Hunsaker

Executive Vice President, People & Culture

ACCEPTED AND AGREED TO AS OF THE DATE FIRST SET FORTH ABOVE:

[name]